Exhibit 99.2

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF OVERTURE SERVICES, INC.

OVERTURE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30,	December 31,
	2003	2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83,138	$78,987
Short-term investments	23,099	118,905
Accounts receivable, net	56,096	31,682
Prepaid expenses, deferred tax assets and other	23,555	23,483
Prepaid traffic acquisition expense	37,576	25,372
Total current assets	223,464	278,429
Property and equipment, net	73,143	55,656
Intangible assets, net	34,049	1,393
Goodwill	187,303	—
Restricted investments	8,535	—
Long-term investments	7,194	52,852
Long-term prepaid traffic acquisition expense	38,366	36,738
Long-term deferred tax assets and other	12,988	10,648
Total assets	$585,042	$435,716
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$124,260	$93,293
Accrued expenses	29,938	21,010
Deferred revenue	19,141	16,672
Total current liabilities	173,339	130,975
Long-term liabilities	859	1,203
STOCKHOLDERS’ EQUITY:
Preferred Stock; $0.0001 par value, 10,000 shares authorized as of June 30, 2003 and December 31, 2002.	—	—
Common stock, $0.0001 par value, 200,000 shares authorized as of June 30, 2003 and December 31, 2002; 63,794 and 59,249 shares issued and outstanding as of June 30, 2003 and December 31, 2002, respectively	6	6
Additional paid-in capital	795,775	709,568
Deferred compensation, net	(818)	(210)
Accumulated other comprehensive income	5,836	2,890
Accumulated deficit	(389,955)	(408,716)
Total stockholders’ equity	410,844	303,538
Total liabilities and stockholders’ equity	$585,042	$435,716

The accompanying notes are an integral part of the consolidated financial statements.

OVERTURE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenue	$265,332	$152,496	$490,057	$295,341
Operating expenses:
Search serving	17,252	8,701	30,220	14,694
Traffic acquisition	169,105	81,437	313,130	158,440
Marketing, sales and service	21,168	12,438	38,968	23,867
General and administrative	31,979	17,324	56,050	33,631
Product development	10,241	5,005	18,030	9,372
Amortization of deferred compensation and intangible assets	1,316	396	2,016	819
Reduction in loss on litigation ruling	—	—	(3,941)	—

	251,061	125,301	454,473	240,823

Income from operations	14,271	27,195	35,584	54,518
Other income:
Interest income, net	371	588	1,231	1,837
Other income, net	249	129	213	847

Income before income taxes	14,891	27,912	37,028	57,202
Provision for income taxes	7,267	10,429	18,267	10,429

Net income	$7,624	$17,483	$18,761	$46,773

Basic net income per share	$0.12	$0.30	$0.31	$0.81

Diluted net income per share	$0.12	$0.29	$0.30	$0.78

Weighted average shares used to compute basic net income per share	62,532	58,078	60,923	57,746
Weighted average shares used to compute diluted net income per share	63,218	60,159	61,991	60,322

The accompanying notes are an integral part of these condensed consolidated financial statements.

OVERTURE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands; unaudited)

	Six Months Ended
	June 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,761	$46,773
Adjustments to reconcile net income to net cash provided by operating activities:
Tax benefits from stock options	494	10,429
Loss from sale of property and equipment	—	1,059
Accretion of discounts from the purchase of short-term and long-term investments	230	398
Depreciation and amortization	20,190	9,629
Changes in operating assets and liabilities net of effect of acquisition:
Accounts receivable	(17,662)	(9,845)
Prepaid expenses and other	1,430	(4,331)
Prepaid traffic acquisition expense	(13,832)	(37,885)
Accounts payable and accrued expenses	22,150	20,084
Deferred revenues	2,283	3,390
Net cash provided by operating activities	34,044	39,701
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of short-term and long-term investments	175,721	148,805
Purchases of short-term, long-term and restricted investments	(42,472)	(185,006)
Capital expenditures for property and equipment	(26,102)	(26,356)
Payment for acquisitions, net of cash acquired	(140,723)	—
Net cash used in investing activities	(33,576)	(62,557)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	2,074	10,565
Repayments of debt	(1,971)	(89)
Net cash provided by financing activities	103	10,476
Effect of exchange rate changes on cash and cash equivalents	3,580	628
Net increase in cash and cash equivalents	4,151	(11,752)
Cash and cash equivalents at beginning of period	78,987	61,974
Cash and cash equivalents at end of period	$83,138	$50,222

The accompanying notes are an integral part of these condensed consolidated financial statements.

OVERTURE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. THE COMPANY, BASIS OF PRESENTATION

     Overture Services, Inc. (“Overture” or the “Company”) is a global leader in commercial search services on the Internet. Overture’s paid placement search service is comprised of advertisers’ listings, which are screened for relevance and accessed by consumers and businesses through Overture’s affiliates, a network of Web properties that have integrated Overture’s search service into their sites or that direct user traffic to Overture’s sites. In some cases, consumers and businesses access our search listings directly at our sites. The search listings are ranked according to the advertiser’s bid; the higher the bid, the higher the ranking. Advertisers pay Overture the bid price for clicks on the advertiser’s search listing (also known as a paid introduction, click-through or a paid click). As of June 30, 2003, Overture and its wholly owned subsidiaries operated the Overture service in the United States, Ireland, United Kingdom, Germany, France, Italy, Japan and South Korea. The Company reports in one reportable business segment.

     Overture was incorporated on September 15, 1997 in the state of Delaware and officially launched its operations on June 1, 1998. On October 8, 2001, we changed our corporate name from GoTo.com, Inc. to Overture Services, Inc. and changed our Nasdaq Stock Market trading symbol to “OVER.” Overture has its U.S. corporate office in Pasadena, California and additional offices including California, Illinois and New York in the United States, Ireland, United Kingdom, Germany, France, Japan, Norway, Italy, the Netherlands, Spain and South Korea.

     On April 21, 2003, Overture completed its purchase of the Web search unit of Fast Search and Transfer ASA (“Fast”), a Norway based developer of search and real-time filtering technologies, for $70 million in cash, plus a contingent performance-based cash incentive payment of up to $30 million over three years based on a volume metric measured quarterly.

     On April 25, 2003, Overture acquired the business of AltaVista Company (“AltaVista”), a provider of search services and technology, for $60 million in cash and $82.7 million in common stock issued based on Overture’s average stock price for the two days before and after the measurement date of February 19, 2003 when the number of shares to be issued was fixed and determinable.

     AltaVista and Fast both use algorithmic search technology to crawl the Web and return relevant search results in response to users’ queries through syndicated networks or through the AltaVista and Fast Web sites, AltaVista.com and alltheweb.com, respectively. Overture believes these technologies complement its own technology in commercial search and will enhance its core paid placement search business, as well as allow Overture to develop new products and services for its advertisers and affiliates.

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ materially from those estimates.

     The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

     These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

2. COMPREHENSIVE INCOME

     The Company accounts for comprehensive income using Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130). SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined therein, refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly in stockholders’ equity. The differences between total comprehensive income and net income for the six months ended June 30, 2003 and June 30, 2002 were $2.9 million and $0.9 million, respectively. As of June 30, 2003, accumulated other comprehensive income was comprised of $0.1 million of unrealized gains on investments and $5.7 million of cumulative translation adjustments.

3. EARNINGS PER SHARE COMPUTATION

     Shares used in computing basic and diluted net income per share are based on the weighted average shares outstanding in each period. Basic net income per share is calculated by dividing net income by the average number of outstanding shares during the period. Diluted net income per share is calculated by adjusting the average number of outstanding shares assuming conversion of all potentially dilutive stock options and unvested stock under the treasury stock method. Options to purchase 11.4 million and 8.2 million shares of common stock were outstanding as of June 30, 2003 and 2002, respectively.

     The following table sets forth the computation of basic and diluted net income per share for the periods indicated (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Numerator:
Net income	$7,624	$17,483	$18,761	$46,773
Denominator:
Denominator for basic calculation – weighted average shares	62,532	58,078	60,923	57,746
Common stock equivalents	686	2,081	1,068	2,576
Denominator for diluted calculation – weighted average shares	63,218	60,159	61,991	60,322
Net income per share:
Basic net income per share	$0.12	$0.30	$0.31	$0.81
Diluted net income per share	$0.12	$0.29	$0.30	$0.78

4. INCOME TAXES

     Overture generated taxable income during the three and six months ended June 30, 2003. A tax provision was recorded that was more than the statutory rate primarily due to the effect of foreign net operating losses (“NOLs”) which carry a benefit at a lower tax rate. The tax provision recorded for the six months ended June 30, 2002 was less than the statutory rate primarily due to the release of the valuation allowance associated with prior years losses.

     The following is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate:

	Six Months Ended
	June 30,
	2003	2002
Statutory federal rate	35%	35%
State income taxes (net of federal benefit)	5	4
Valuation allowance	(—)	(23)
Foreign rate differential	10	5
Non-deductible expense and other	(1)	(3)
	49%	18%

     The provision for income taxes is composed of the following (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Current:
Federal	$5,785	$11,198	$15,826	$16,418
State	629	1,324	2,067	1,884
Foreign	(228)	—	363	—
Total current	6,186	12,522	18,256	18,302
Deferred:
Federal	2,647	—	3,230	(4,800)
State	385	—	538	(550)
Foreign	(1,951)	(2,093)	(3,757)	(2,523)
Total deferred	1,081	(2,093)	11	(7,873)
	$7,267	$10,429	$18,267	$10,429

5. LITIGATION

     The Company is currently in separate litigations with Google and FindWhat in which the Company is alleging that these parties infringe on the Company’s U.S. Patent No. 6,269,361 (“the ‘361 Patent”) entitled “System And Method For Influencing A Position On A Search Result List Generated By A Computer Network Search Engine.” The ‘361 Patent protects various features and innovations relating to bid-for-placement products and Overture’s paid placement search technologies, including its DirecTraffic Center account management system and tools. In each litigation, the respective parties, Google and FindWhat, have alleged invalidity and unenforceability of the ‘361 Patent. In addition, FindWhat has also alleged that the Company has violated the Sherman Act, 15 U.S.C. § 2. When the validity and enforceability of the ‘361 Patent is determined, in either litigation, that determination may have a material effect on the Company’s competitive position.

     The complaint against FindWhat was filed on January 25, 2002, in the United States District Court for the Central District of California. The lawsuit charges FindWhat with willful infringement of the ‘361 Patent. The Company also seeks a permanent injunction against FindWhat, an award of increased damages, and an award of attorney’s fees, costs and expenses. Also on January 25, 2002, FindWhat served the Company with an amended complaint filed in the United States District Court for the Southern District of New York for declaratory judgment of invalidity, unenforceability and non-infringement relating to the Company’s ‘361 Patent. On February 13, 2003, the New York Court ordered FindWhat’s declaratory judgment to be transferred to the Central District of California. Subsequently, after transfer, FindWhat dismissed its action in favor of the Company’s California action, which is now the only case pending between the parties. FindWhat answered the Company’s Complaint on March 25, 2003, and asserted counterclaims alleging non-infringement, invalidity and unenforceability of the Company’s patent as well as alleging that the Company has violated the Sherman Act, 15 U.S.C. § 2. On April 17, 2003, the Company filed its reply and denied the allegations of these counterclaims. The parties continue to progress through the discovery process.

     The complaint against Google was filed on April 23, 2002 in the United States District Court for the Northern District of California. The lawsuit charges Google with willful infringement of the ‘361 Patent. The Company also seeks a permanent injunction against Google, an award of increased damages, and an award of attorney’s fees, costs and expenses. On June 7, 2002, Google filed its answer to the Overture complaint, denying that it infringes the ‘361 Patent and alleging counterclaims of non-infringement, invalidity and unenforceability relating to the ‘361 Patent. On June 25, 2002, the Company filed its reply and denied the allegations of these counterclaims. On March 28, 2003 the Company filed an Amended Complaint. On April 14, 2003 Google answered the amended complaint and re-asserted its same counterclaims. The Company filed its reply denying the allegations of these counterclaims. The parties continue to move through the discovery process. A hearing regarding the interpretation of the claims contained in the ‘361 Patent (commonly referred to as a “Markman” hearing) currently is scheduled for October 2003.

     The Company is a defendant in three trademark infringement actions (JR Cigar, Mark Nutritionals and Pets Warehouse). In addition, AltaVista is also a defendant in a trademark infringement action by Mark Nutritionals. The plaintiffs in these cases allege that they have trademark rights in certain search terms and that the Company violates these rights by allowing competitors of the plaintiffs to bid on these search terms. The amount of damages that are claimed and, if awarded, in one or more of these lawsuits might have a material effect on the Company’s results of operations, cash flow or financial position. The Company believes that it has meritorious defenses to liability and damages in each of these lawsuits and it is contesting them vigorously. If the Company were to incur one or more unfavorable judgments that in themselves are not material, or if there were a development in the law in a similar case to which the Company is not a party that was negative to the Company’s position, the Company might as a result decide to change the general manner in which it accepts bids on certain search terms and this change might have a material adverse effect upon the results of operations, cash flows or financial position of the Company.

     The Company has also been named as a defendant in six trade name infringement actions filed in Los Angeles County Superior Court (Spreen Inc., McCoy Motor Co., Apaulo Inc., Puente Hills Imports, Superior Auto of Carson LLC and Gordon Automotive Group, Inc.). The plaintiffs in these actions have alleged, among other things, that they have rights in certain search terms and that the Company violates these rights by allowing other entities to bid on these search terms. The complaints contain causes of action for trade name infringement and dilution, trademark infringement and dilution, service mark infringement and dilution, unfair business practices, intentional interference with prospective business advantage, negligence; injunction, declaratory relief, constructive trust and conspiracy. Unspecified compensatory and punitive damages as well as injunctive relief is sought. Overture believes it has meritorious defenses to the complaints and is vigorously defending the actions.

     The following sets forth details regarding other litigation, which may be material to the Company.

     On June 19, 2001, InternetFuel.com, Inc. filed a complaint against Overture in the Superior Court of the State of California for the County of Los Angeles. The complaint alleges that Overture wrongfully terminated an agreement pursuant to which InternetFuel participated in Overture’s affiliate program and that Overture did not properly account for monies owed under that agreement. In December 2001, the Court transferred the case to arbitration. InternetFuel.com thereafter supplemented its claims, alleging fraud under California law. This matter was arbitrated in late December 2002 and early January 2003. On January 10, 2003, the arbitrator issued an interim award. Although the arbitrator found in Overture’s favor on InternetFuel’s claims for fraud and unfair business practices, the arbitrator found for InternetFuel on the breach of contract claim and awarded InternetFuel $8.7 million, which was recorded as an expense in the three months ended December 31, 2002. On January 16, 2003, InternetFuel filed an application with the arbitrator seeking approximately $840,000 in pre-judgment interest on the award. As a result of several motions filed by Overture, on April 2, 2003, the Arbitrator issued a Corrected Final Award, reducing the damage award against Overture to $4.8 million. This $3.9 million reduction in the award was recorded as a reduction in loss of litigation ruling in the three months ended March 31, 2003. On May 20, 2003, the Superior Court granted InternetFuel’s petition to confirm the arbitration award. On June 4, 2003, the Court entered a judgment on the arbitration award in favor of InternetFuel and against the Company in the amount of $4.8 million, plus interest of $0.1 million. The Company has appealed the Court’s ruling and deposited $7.3 million with the Court in lieu of an appeal bond.

     On July 12, 2001, the first of several purported securities class action lawsuits was filed in the United States District Court, Southern District of New York against certain underwriters involved in Overture’s initial public offering, Overture, and certain of Overture’s current and former officers and directors. The Court consolidated the cases against Overture into case number 01 Civ. 6339. Plaintiffs allege, among other things, violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 involving undisclosed compensation to the underwriters, and improper practices by the underwriters, and seek unspecified damages. Similar complaints were filed in the same court against numerous public companies that conducted initial public offerings of their common stock since the mid-1990s. All of these lawsuits were consolidated for pretrial purposes before Judge Shira Scheindlin. On April 19, 2002, plaintiffs filed an amended complaint, alleging Rule 10b-5 claims of fraud. On July 15, 2002, the issuers filed an omnibus motion to dismiss for failure to comply with applicable pleading standards. On October 8, 2002, the Court entered an Order of Dismissal as to all of the individual defendants in the Overture IPO litigation, without prejudice. On February 19, 2003, the Court largely denied the motion to dismiss, including the Rule 10b-5 claims against Overture, and Overture remains a defendant in the case. Overture continues to deny the allegations against it, believes that it has meritorious defenses to the amended complaint, and intends to contest the allegations vigorously. The parties have continued to engage in settlement discussions, and the plaintiffs, insurers, and defendant issuers (including individual officers and directors) are considering a final draft of a settlement memo of understanding.

     On February 20, 2002, Overture filed a complaint against Did-It.com, Inc. for trespass, unfair competition and violations of the Computer Fraud and Abuse Act. In response to Overture’s complaint, on June 14, 2002, Did-It filed a counterclaim against Overture alleging federal and state antitrust violations, violations of the Unfair Trade Practices Act, fraud and deceit, negligent misrepresentation, false and misleading advertising, unfair competition, interference with contract and prospective economic advantage and violations of California Civil Code Section 1812.600, et.seq. On August 7, 2002, Overture filed a motion to dismiss various claims contained in Did-It’s counterclaim, including claims for antitrust violations. On August 30, 2002, Did-It filed its first amended counterclaim, which omitted some of the antitrust causes of action contained in its initial counterclaim. On October 2, 2002, Overture filed its answer to Did-It’s first amended counterclaim. The parties are entering the early phase of discovery. Overture believes that it has meritorious defenses to the allegations contained in the counterclaim and is contesting these allegations vigorously.

     In August 2001, Jeffrey Black, a former employee of AltaVista, filed a complaint in Superior Court of the State of California (Santa Clara County) in his individual capacity as well as in his capacity as a trustee of two family trusts against the AltaVista Company and CMGI, Inc. alleging certain claims arising out of the termination of his employment with AltaVista. As set forth in the complaint, Mr. Black is seeking monetary damages in excess of $70 million. Overture believes that these claims are without merit and is vigorously defending the action. In March 2002, the Court ordered the entire case to binding arbitration in California. An arbitrator was appointed in January 2003 and an arbitration hearing is scheduled to commence on August 13, 2003. On June 3, 2003, Overture was named as a defendant in the State Court action as successor in interest to AltaVista. Overture filed its answer to the third amended complaint on July 3, 2003, denying the allegations of the third amended complaint and asserting that the action was stayed pending the arbitration hearing.

     On March 11, 2002, Sean Barger filed suit in Superior Court of the State of California against AltaVista and a number of other defendants alleging (1) violation of state securities statutes, (2) fraudulent inducement, deceit, fraud, (3) negligent misrepresentation, (4) unfair competition and (5) breach of fiduciary duty. Mr. Barger is claiming an unspecified amount of damages. Mr. Barger was the principal shareholder of Equilibrium Technologies, Inc. (“Equilibrium”) which was a company purchased by AltaVista’s majority shareholder, CMGI, Inc. Mr. Barger claims that AltaVista and the other defendants made false representations to induce him to allow Equilibrium to be acquired by CMGI. On April 3, 2003, defendants filed their answer to plaintiff’s second amended complaint. The court has set a trial date for January 12, 2004. Overture believes it has meritorious defenses to Mr. Barger’s amended complaint and intends to defend the action vigorously.

     The Irish subsidiary of AltaVista doing business in the United Kingdom filed suit against Fraserside Holdings Limited or, in the alternative against Private Media Group, Inc., claiming damages for procurement of or inducement of breach of contract for Fraserside’s failure to pay for the performance of services including display of advertisements by the Irish subsidiary. The suit seeks approximately $2.6 million in unpaid fees, interest and costs. The suit was instituted in the Chancery Division of the High Court of Justice in England on December 6, 2001. On March 21, 2002 Fraserside served a defense, and counterclaim for breach of contract alleging damages of at least $2.7 million and other unspecified damages relating to the contract. Private served a substantially identical defense on March 27, 2002. Overture believes is has meritorious defenses to the counterclaims and are vigorously defending against them.

     On April 7, 2003, AltaVista was served with a complaint to avoid preferential transfers that was filed in the United States Bankruptcy Court, Northern District of Illinois. MarchFirst filed a voluntary bankruptcy petition on April 12, 2001 and on July 16, 2001 a Trustee was appointed under chapter 7 of the Bankruptcy Code. The Trustee seeks return of payments of approximately $0.6 million that AltaVista received within 90 days of the filing of the bankruptcy petition. These payments were in connection with advertisements displayed on AltaVista’s Web site on behalf of MarchFirst advertisers. AltaVista has provided the Trustee with a letter outlining defenses against the demand because these payments were made in the ordinary course and were earmarked for payment to AltaVista. Overture believes it has meritorious defenses to the complaint and is vigorously defending the action.

     On July 17, 2003, Bubble My Wedding and Connie Ciccone filed a complaint in the Federal District Court in Cincinnati against Overture, American Express Company and Huntington Bank. The complaint contains claims for breach of contract, fraudulent conveyance, tortious interference with business, fraud and misrepresentation, racketeer influencing and corrupt organizations, and other tortious conduct based on the alleged misappropriation of monies and properties. Overture believes it has meritorious defenses to the complaint and is vigorously defending the action.

     AltaVista is indemnifying its Brazilian law firm, Lobos & Ibeas, after it was sued by Bianca Rothier, a Brazilian fashion model, in the Eighth Civil Court of the State of Rio de Janeiro in Brazil for “moral damages” caused by the display of her name in connection with adult content Web sites in AltaVista search results. Lobos & Ibeas registered the AltaVista.br domain name on behalf of AltaVista and was named as defendant in the suit on that basis. Defendants have raised their defenses to the complaint and plaintiff has recently presented her reply to those defenses. Overture believes it has meritorious defenses to the complaint and is vigorously defending the action.

     The Company may also be subject to litigation brought against it in the ordinary course of business.

6. RELATED PARTY TRANSACTIONS

     Idealab is considered a related party of Overture because a member of management of Idealab is a member of Overture’s board of directors.

     During the three months ended June 30, 2003 and 2002, Overture recorded approximately $0.2 million and $0.2 million, respectively, and for the six months ended June 30, 2003 and 2002, Overture recorded approximately $0.4 million and $0.5 million, respectively, of search listing advertising revenue from affiliates of Idealab, which with its affiliate, Idealab! Holdings, L.L.C., is a stockholder of Overture. Management believes these amounts are materially representative of the fair value of advertising services provided. During the three and six months ended June 30, 2003, Overture paid $3.4 million and $5.1 million of traffic acquisition costs to Idealab and Idealab affiliated companies. Management believes these amounts are materially representative of fair value.

7. AFFILIATE COMMITMENTS

     The Company is obligated to make guaranteed payments totaling $101.0 million, $209.4 million, $25.5 million and $3.8 million for the remainder of 2003, 2004, 2005 and 2006, respectively, under contracts to provide search services to its affiliates.

8. ACCOUNTING FOR STOCK-BASED COMPENSATION

     At June 30, 2003, the Company had one stock-based compensation plan. The company accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25 “Accounting for Stock Issued to Employees” (APB 25). The following table sets forth the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS 123), to stock-based employee compensation. For purposes of pro forma disclosures, the fair value of the options is amortized to expense on a graded methodology basis over the vesting period of the options.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(in thousands)		(in thousands)
Net income, as reported	$7,624	$17,483	$18,761	$46,773
Additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,653)	(6,118)	(13,130)	(11,058)
Pro forma net income	971	11,365	5,631	35,715
Earnings per share:
Basic – as reported	0.12	0.30	0.31	0.81
Basic – pro forma	0.02	0.20	0.09	0.62
Earnings per share:
Diluted – as reported	0.12	0.29	0.30	0.78
Diluted – pro forma	$0.02	$0.19	$0.09	$0.59

     The fair value of these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Risk free interest rate	1.75%	3.75%	1.75%	3.75%
Expected lives (in years)	3.0	3.0	3.0	3.0
Dividend yield	—	—	—	—
Expected volatility	0.80	0.80	0.80	0.80

     Under SFAS 123, the Company would have incurred additional pre-tax compensation expense of $11.1 million and $10.2 million for the three months ended June 30, 2003 and 2002, respectively, and $21.9 million and $18.4 million for the six months ended June 30, 2003 and 2002, respectively.

     Applying SFAS 123 in the pro forma disclosure may not be representative of the effects on pro forma net income for future years as options vest over several years and additional awards will likely be made each year.

9. ACQUISITIONS

          Keylime Software, Inc.

          On January 2, 2003, Overture completed the acquisition of all of the outstanding capital stock of Keylime Software, Inc (“Keylime”), a developer of analytical software to monitor Web site traffic and customer behavior. The acquisition enables Overture to offer advertisers enhanced services for managing and analyzing the performance of their online marketing campaigns by allowing them to better understand their return on investment, track sales conversions and identify new leads. The results of Keylime’s operations have been included in the consolidated financial statements since that date.

          The aggregate purchase price, net of acquisition costs, was $7.1 million. The aggregate purchase price was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on estimates of fair value. Identifiable intangible assets consist of developed technology totaling $1.6 million and are amortized over three years. The excess of the aggregate purchase price over the fair value of the identifiable net assets acquired of $4.5 million has been recorded as goodwill. As part of the acquisition, Overture assumed debt held by Keylime of $2.0 million and repaid this amount in conjunction with the acquisition.

          Fast Search and Transfer ASA

          On April 21, 2003, Overture completed its purchase of the Web search unit of Fast Search & Transfer (“Fast”), a Norway based developer of search and real-time filtering technologies. In the transaction, Overture acquired Fast for approximately $70 million in cash, and a contingent performance-based cash incentive payment of up to $30 million over three years based on a volume metric measured quarterly. No payments have been made through June 30, 2003.

     The total estimated purchase price of $70.7 million consisted of $70.0 million in cash and $0.7 million in direct transaction costs. The following represents the allocation of the aggregate purchase price to the fair value of assets acquired and liabilities assumed.

Purchase price (in thousands):
Property and equipment	$917
Amortizable intangible assets	10,800
Goodwill	59,942
Liabilities assumed	(957)
Total	$70,702

     Identifiable intangible assets consist of technology and patents of $4.6 million to be amortized over six years on a proportional method based on cash flows and customer contracts of $6.2 million to be amortized over four years on a proportional method based on cash flows.

     AltaVista Company, Inc.

     On April 25, 2003, Overture acquired the business of AltaVista Company (“AltaVista”), a provider of search services and technology. The total estimated purchase price of $145.9 million consisted of $60.0 million in cash, $82.7 million in common stock issued and $3.2 million in direct transaction costs. The value of the common stock was based on Overture’s average stock price for the two days before and after the measurement date of February 19, 2003 when the number of shares to be issued was fixed and determinable. The following represents the allocation of the aggregate purchase price to the fair value of assets acquired and liabilities assumed.

Purchase price (in thousands):
Cash	$583
Tangible assets acquired	17,547
Amortizable intangible assets	21,400
Goodwill	122,828
Liabilities assumed	(16,493)
Total	$145,865

     Identifiable intangible assets consist of technology and patents of $11.1 million to be amortized over six years on a proportional method based on cash flows, trademarks of $4.3 million to be amortized over six years on a proportional method based on cash flows and customer contracts of $6.0 million to be amortized over four years on a proportional method based on cash flows.

     In June 2003, the Company sold AltaVista’s enterprise search business, which was obtained as a part of the acquisition of the business of AltaVista to Fast Search and Transfer ASA. The net assets of this business were recorded at fair value upon acquisition as an asset held for sale. As a result, there was no gain or loss on the sale. The impact of the disposition and the discontinued operations was immaterial and have not been reflected as discontinued operations in the accompanying consolidated statement of operations.

     AltaVista and Fast both use algorithmic search technology to crawl the Web and return relevant search results in response to users’ queries through syndication networks or through their Web sites, AltaVista.com and alltheweb.com. Overture believes these technologies complement its own technology in commercial search and will enhance its core paid placement search business, as well as allow Overture to develop new products and services for its advertisers and affiliates.

     These factors contributed to a purchase price in excess of the fair value of the net intangible and intangible assets acquired, and as a result, the Company has recorded goodwill in connection with these transactions.

     The results of operations of Fast and AltaVista have been included in the Company’s condensed consolidated statement of operations since the completion of the acquisitions. The following unaudited pro forma information presents a summary of the results of operations of the Company assuming the acquisitions of Fast and AltaVista occurred on January 1, 2003 and 2002, respectively (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenue	$267,885	$168,765	$502,792	$326,249
Net income	5,666	570	13,157	19,836
Net income per share
Basic net income per share	$0.09	$0.01	$0.21	$0.32
Diluted net income per share	$0.09	$0.01	$0.20	$0.31
Weighted average shares used to compute pro forma basic net income per share	63,706	62,353	63,639	62,021
Weighted average shares used to compute pro forma diluted net income per share	64,392	64,434	64,707	64,597

10. AMORTIZATION OF INTANGIBLE ASSETS AND GOODWILL

     The Company applies Statement of Financial Accounting Standard 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” which was effective for acquisitions after June 30, 2001. Under SFAS 142, goodwill is determined to have an indefinite useful life and should not be amortized but rather tested annually for impairment. An impairment loss should be recognized if the carrying amount of the reporting unit for which the goodwill is assigned exceeds its fair value. Purchased intangible assets are carried at cost and amortized over the economic useful lives of the respective assets.

     Intangible assets consisted of the following (in thousands):

	Three Months Ended June 30,			December 31, 2002
	Gross Carrying	Accumulated	Net Carrying
Amortizable intangible assets	Amount	Amortization	Amount	Net
Technology and Patents	$21,340	$(4,175)	$17,165	$1,393
Trademarks	5,278	(594)	4,684	—
Customer contracts	12,200	—	12,200	—
	$38,818	$(4,769)	$34,049	$1,393
Goodwill	$187,303

     Technology and patents of $15.7 million acquired as part of the acquisitions of Fast and AltaVista are being amortized on a proportional method based on cash flows over a weighted average period of six years. The remaining technology and patents are being amortized on a straight-line method over a weighted average period of approximately three years. Trademarks are being amortized on a proportional method based on cash flows over a weighted average period of approximately six years. Customer contracts are being amortized on a proportional method based on cash flows over a weighted average period of approximately four years. Amortization expense for the intangible assets for the three months ended June 30, 2003 and 2002 was $1.3 million and $0.3 million, respectively. Amortization expense for the intangible assets for the six months ended June 30, 2003 and 2002 was $1.7 million and $0.6 million, respectively. As of June 30, 2003, annual amortization of the intangible assets is expected to be $2.8 million, $6.3 million, $11.8 million, $9.2 million and $2.5 million for the remainder of the fiscal year ended December 31, 2003 and for the years ended 2004, 2005, 2006 and 2007, respectively.

11. RESTRUCTURING ACCRUAL

     Prior to the closing of the acquisition of the business of AltaVista and Fast, management had begun to formulate a plan to exit certain activities. The Company recorded a restructuring accrual during the six months ended June 30, 2003 in conjunction with the acquisitions. The following table summarizes the activity in the restructuring accrual included in accrued expenses from January 1, 2003 through June 30, 2003 (in thousands):

	Employee
	Related	Contractual
	Payments	Obligations	Total
Accrued restructuring at December 31, 2002	$—	$—	$—
Restructuring accrual	2,184	4,554	6,738
Cash payments	(947)	(117)	(1,064)
Accrued restructuring at June 30, 2003	$1,237	$4,437	$5,674

     Restructuring initiatives involved decisions to reduce expenses and increase operational efficiencies of the Company as a result of the acquisitions of the businesses of AltaVista and Fast. In June 2003, the Company sold the AltaVista enterprise search business. The restructuring accrual consisted primarily of severance payments related to workforce reductions of approximately 100 employees, contract terminations, payments remaining on noncancellable leases for idle or abandoned facilities and vendor contracts on unutilized capacity.

     The Company anticipates that the remaining restructuring accruals will be paid by September 2005. The remaining contractual obligations primarily relate to severance, facility lease obligations and vendor contracts.

12. GEOGRAPHICAL SEGMENT INFORMATION

     The following table sets forth revenue by geographic area:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
	(in thousands)		(in thousands)
United States	$233,293	$146,397	$435,908	$285,139
International	32,039	6,099	54,149	10,202
Total	$265,332	$152,496	$490,057	$295,341

     The following table sets forth long-lived assets by geographic area:

	June 30, 2003	December 31, 2002
	(in thousands)
United States	$317,961	$82,339
International	16,828	13,857
Total	$334,789	$96,196

13. SUBSEQUENT EVENTS

     On July 14, 2003, Overture announced that it had entered into a definitive agreement for Yahoo! Inc. (“Yahoo!”) to acquire Overture. Subject to the terms and conditions of an Agreement and Plan of Merger among Overture, Yahoo! and July 2003 Merger Corp., a wholly-owned subsidiary of Yahoo!, upon completion of the acquisition, Overture stockholders will receive 0.6108 of a share of Yahoo! common stock and $4.75 cash for each share of Overture common stock and associated Overture preferred stock purchase right owned. Shares of Yahoo! common stock will be issued with associated Yahoo! preferred stock purchase rights. In addition, Yahoo! will assume Overture’s outstanding stock options.

     The consummation of the transaction is subject to the approval of the stockholders of Overture, receipt of necessary approvals under applicable antitrust laws, effectiveness of a registration statement with the SEC and other customary closing conditions.